Exhibit 1.2

(Translation)

SHARE HANDLING REGULATIONS

OF

RICOH COMPANY, LTD.

CHAPTER I. GENERAL PROVISIONS

Article 1. (Purpose)

The procedure of exercising shareholders’ rights and other business and the handling charges pertaining to the shares of the Company shall be governed by the rules provided for by Japan Securities Depository Center, Inc. (hereinafter referred to as the “Center”) and account management institutions such as securities companies in which shareholders hold transfer accounts (hereinafter referred to as “Securities Companies, etc.”) as well as by the provisions of these Regulations pursuant to the Articles of Incorporation.

Article 2. (Administrator of Register of Shareholders)

The administrator of the register of shareholders of the Company and its handling office are as follows:

Administrator of Register of Shareholders:

Sumitomo Mitsui Trust Bank, Limited.

(formerly The Chuo Mitsui Trust and Banking Company, Limited)

4-1, Marunouchi 1-chome

Chiyoda-ku, Tokyo

Handling Office:

Sumitomo Mitsui Trust Bank, Limited. (Head Office)

(formerly The Chuo Mitsui Trust and Banking Company, Limited)

4-1, Marunouchi 1-chome

Chiyoda-ku, Tokyo

CHAPTER II. RECORDING, ETC. IN REGISTER OF SHAREHOLDERS

Article 3. (Recording in Register of Shareholders)

(1) Amendments to matters recorded in the register of shareholders shall be made upon notifications from the Center, such as General Shareholders Notifications (excluding the Individual Shareholder Notifications as provided for in Paragraph 3, Article 154 of the Law Concerning Book-Entry Transfer of Corporate Bonds, Shares, etc. (“Book-Entry Transfer Law”)).

(2) In addition to the provisions of the preceding Paragraph, in the case of issuance of new shares or other cases provided for by laws and regulations, amendments to matters recorded in the register of shareholders shall be made without a notification from the Center.

(3) Recording in the register of shareholders shall be made in the characters and symbols designated by the Center.

Article 4. (Notification of Matters To Be Recorded in Register of Shareholders)

Shareholders shall notify their names and addresses through Securities Companies, etc. and the Center, pursuant to the rules provided for by the Center. The same shall apply to any change thereof.

Article 5. (Representative of Corporation Shareholder)

In the case that a shareholder is a corporation, the notification of one (1) representative of such corporation shall be made through Securities Companies, etc. and the Center, pursuant to the rules provided for by the Center. The same shall apply to any change thereof.

Article 6. (Representative of Joint-owners of Shares)

Shareholders who own shares jointly shall appoint one (1) representative and notify the name and address of such representative through Securities Companies, etc. and the Center, pursuant to the rules provided for by the Center. The same shall apply to any change thereof.

Article 7. (Statutory Representative)

Statutory representatives such as a person with parental authority or a guardian shall notify their names and addresses through Securities Companies, etc. and the Center, pursuant to the rules provided for by the Center. The same shall apply to any change or discharge thereof.

Article 8. (Notification of Addresses Where Shareholders Residing Abroad, etc. Shall Receive Notices)

Shareholders and registered share pledgees or their statutory representatives residing abroad shall appoint resident standing proxies in Japan or decide the addresses in Japan where they shall receive notices, and shall notify the name and address of the standing proxy or the address where they shall receive notices through Securities Companies, etc. and the Center, pursuant to the rules provided for by the Center. The same shall apply to any change or discharge thereof.

Article 9. (Confirmation by Notification Through the Center)

In the case that notification from a shareholder to the Company is submitted through Securities Companies, etc. and the Center, such notification shall be deemed to be from the principal.

CHAPTER III. CONFIRMATION OF SHAREHOLDER IDENTITY

Article 10. (Confirmation of Shareholder Identity)

(1) In the case of a request or other exercise of shareholders’ rights (hereinafter referred to as “Requests, etc.”) by a shareholder (including a shareholder whose Individual Shareholder Notification has been made), evidence certifying that such Requests, etc. are made by the principal (hereinafter referred to as “Certification Materials, etc.”) shall be attached or provided. However, this shall not apply if the Company can confirm that such Requests, etc. are made by the principal.

(2) In the case that Requests, etc. are made through Securities Companies, etc. and the Center, such Requests, etc. shall be deemed to be made by the principal, and Certification Materials, etc. are not needed.

(3) In addition to the procedure specified by the preceding two Paragraphs, in the case that Requests, etc. are made by an agent, a power of attorney affixed with the signature, or name and seal of the shareholder in question must be attached.

(4) The provisions of Paragraph 1 and Paragraph 2 shall be applied mutatis mutandis to agents.

CHAPTER IV. PROCEDURE FOR EXERCISING SHAREHOLDERS’ RIGHTS

Article 11. (Procedure for Exercising Minority Shareholders’ Rights)

In the case that a shareholder exercises Minority Shareholders’ Rights, as defined in Paragraph 4, Article 147 of the Book-Entry Transfer Law, directly to the Company, the shareholder shall exercise such rights by submitting documents affixed with the signature, or name and seal with an acceptance of Individual Shareholder Notification as an attachment.

Article 12. (Presentation of Shareholders’ Proposals in Reference Documents for a General Meeting of Shareholders)

In the case that a shareholder submits proposals for a General Meeting of Shareholders, if the reason for each proposal and/or matters concerning each candidate related to proposals for election of Directors and Corporate Auditors, which are to be included in reference documents for a General Meeting of Shareholders, contain more than four hundred (400) characters, the Company may present their outlines in the reference documents for the General Meeting of Shareholders.

Article 13. (Procedure for Request for Purchase of Less-Than-One-Unit Shares)

In the case that a shareholder makes a request to the Company for the purchase of less-than-one-unit shares, the request shall be made through Securities Companies, etc. and the Center, pursuant to the rules provided for by the Center.

Article 14. (Determination of Purchase Price)

(1) The purchase price per share subject to the request for purchase set forth in the preceding Article shall be the closing price of the stock of the Company, on the market operated by the Tokyo Stock Exchange, on the day on which such request is received at the handling office of the administrator of the register of shareholders; provided, however, that in the case that no trading is effected on that day or that the exchange is closed on that day, the purchase price per share shall be the price at which the shares of the Company are first traded thereafter.

(2) The total share purchase price for a request for purchase shall be the amount obtained by multiplying the purchase price per share set forth in the preceding Paragraph by the number of shares requested to be purchased.

Article 15. (Payment of Purchase Price)

(1) The Company shall pay the purchase price in the amount obtained by deducting any handling charges stipulated in Article 24 from the purchase price calculated pursuant to the preceding Article, to the applicant on the fourth (4th) business day (unless otherwise provided for by the Company) counting from the day following the day on which the purchase price per share was determined pursuant to the rules provided for by the Center. However, when such purchase price includes a premium due to dividends of surplus, stock splits or the like, the purchase price shall be paid prior to the relevant record date.

(2) The applicant requesting the purchase may request that the payment of the purchase price be made by remittance or wire transfer to a bank account designated by such applicant or cash payment at Japan Post Bank.

Article 16. (Transfer of Shares Purchased)

Less-than-one-unit shares for which a request for purchase has been made shall be transferred to the transfer account of the Company on the day on which the purchase price has been paid or the procedure for payment has been completed pursuant to the preceding Article.

Article 17. (Procedure for Request for Sale of Less-Than-One-Unit Shares)

In the case that a request for the sale of less-than-one-unit shares is made to the Company by a shareholder who owns less-than-one-unit shares which, when added to the number of such shareholder’s shares, would constitute one unit of shares (hereinafter referred to as “Request for Sale”), such request shall be made through Securities Companies, etc. and the Center, pursuant to the rules provided for by the Center.

Article 18. (Requests for Sale Exceeding the Balance of the Shares of the Company Owned by Itself)

When the total number of shares for which Requests for Sale are made on the same day exceeds the number of the shares of the Company owned by itself that is transferable (excluding such shares owned for a specific purpose), none of the Requests for Sale made on that day shall take effect.

Article 19. (Effective Date of Request for Sale)

A Request for Sale shall become effective as of the day on which the Request for Sale is received at the handling office of the administrator of register of shareholders.

Article 20. (Determination of Sale Price)

(1) The sale price per share for sale of less-than-one-unit shares shall be the closing price of the stock of the Company, on the market operated by the Tokyo Stock Exchange, on the effective date of the Request for Sale; provided, however, that in the case that no trading is effected on that day or that the exchange is closed on that day, the sale price per share shall be the price at which the shares of the Company are first traded thereafter.

(2) The total sale price of less-than-one-unit shares shall be the amount obtained by multiplying the sale price per share of less-than-one-unit shares by the number of shares requested to be sold.

Article 21. (Transfer of Sold Shares)

Pursuant to the rules provided for by the Center, an application for the transfer of shares of the Company owned by the Company itself (equivalent to the number of less-than-one-unit shares for which a Request for Sale has been made) to the transfer account of the shareholder that made the Request for Sale shall be filed on the date on which it is confirmed that the proceeds for the sale of shares that consist of the total sale price and the handling charges prescribed in Article 24 have been transferred to the bank account designated by the Company through Securities Companies, etc.

Article 22. (Suspension Period for Acceptance of Requests for Sale)

(1) The Company shall suspend acceptance of Requests for Sale for the period from the day ten (10) business days prior to the following respective dates to such respective dates each year;

(i)	March 31;

(ii)	September 30; and

(iii)	Other dates such as record dates specified by the Center.

(2) Notwithstanding the provisions of the preceding Paragraph, the Company may, when it finds necessary, separately establish a suspension period for the acceptance of Requests for Sale.

CHAPTER V. SPECIAL PROVISIONS FOR SPECIAL ACCOUNTS

Article 23. (Special Provisions for Special Accounts)

The confirmation of the identity of shareholders for whom special accounts have been opened and other matters related to the handling of special accounts shall be governed by the provisions set forth by the Center as well as by account management institutions of special accounts.

CHAPTER VI. HANDLING CHARGES

Article 24. (Handling Charges)

Handling charges for requests to the Company for the purchase of less-than-one-unit shares set forth in Article 13 and Requests for Sale of less-than-one-unit shares set forth in Article 17 shall be calculated first by obtaining the price of one share unit using the formula below, and then by dividing such amount by the number of less-than-one-unit shares sold or bought.

Formula:

With respect to the total amount obtained by multiplying the purchase price per share specified in Article 14 (Determination of Purchase Price) or the sale price per share specified in Article 20 (Determination of Sale Price) by the number of shares constituting one unit of shares:

Amount equal to or less than 1 million yen:	1.150%
Amount exceeding 1 million yen and equal to or less than 5 million yen:	0.900%
Amount exceeding 5 million yen and equal to or less than 10 million yen:	0.700%
Amount exceeding 10 million yen and equal to or less than 30 million yen:	0.575%
Amount exceeding 30 million yen and equal to or less than 50 million yen:	0.375%
(Any amounts less than 1 yen are disregarded)

Provided, however, that if the amount so calculated for one share unit is less than 2,500 yen, the amount for one share unit shall be 2,500 yen.

SUPPLEMENTARY PROVISIONS

Article 1.

The provisions of Article 25 to Article 27 in these Regulations prior to revision shall remain in force concerning the registrations of lost share certificates existing in the Company as of the effective date of the Law for Partial Amendments to the Law Concerning Book-Entry Transfer of Corporate Bond, etc. for the Purpose of Streamlining the Settlement of Trades of Stocks, etc. (Law No. 88 of 2004).

Article 2.

The provisions of Article 1 of the Supplementary Provisions shall be deleted on the day on which one (1) year has elapsed from the day following the effective date of the Law for Partial Amendments to the Law Concerning Book-Entry Transfer of Corporate Bonds, etc. for the Purpose of Streamlining the Settlement of Trades of Stocks, etc. (Law No. 88 of 2004).

* * * *

1. Date of Amendment:	October 28, 2008

2. Date of Enforcement:	January 5, 2009

3. Approved by:	The Board of Directors

4. Established by:	Administrative Manager,

Head Office of the Department of Human Resources

5. Section in charge:	Department of General Affairs,

Head Office of the Department of Human Resources